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November 19, 1996


Marty McGough
Address

Dear Mr. McGough:

3D Systems, Inc. ("3D") is pleased to offer you a position as Vice President, Plant Manager, Grand Junction, starting January 1, 1997. In this position you will report to the Executive Vice President, Engineering and Manufacturing.

The compensation package includes a bi-weekly base salary of $5,769.24. In addition, management will recommend that the Compensation Committee of the Board of Directors grant you a stock option of 50,000 common shares at the fair market value on the date of grant. The stock option, if approved, would vest equally over a period of four years, 25% vesting on each anniversary of your employment.

In addition you will receive a signing bonus and a relocation assistance program as outlined in the attached Signing Bonus and Relocation Assistance Program agreements. Also, you shall be entitled to participate in 3D's executive bonus plan in effect in 1997, with a bonus amount of 30% of base salary for achievement of target goals, and up to 45% of base salary for over achievement.

You also understand and agree that your employment is at will and either you or 3D can terminate the employment relationship at any time for any reason. This offer is valid until December 6, 1996.

Among the benefits you will enjoy as a 3D employee is a program of group insurance which includes group health, dental, life insurance, and long term disability insurance. These group benefits will become effective the first of the month following one month of continuous employment. Other benefits include a 401(k) plan, flexible spending accounts and pre-tax premium plan, credit union, paid sick leave, ten paid holidays per year and two weeks vacation per year. You will be eligible to participate in these benefits according to the terms of each program and plan document. Your benefits will be discussed in more detail during your employee orientation.

Enclosed, please find your copy of our Employee Handbook, the Employee Confidentiality Agreement, the Code of Employee Conduct, and the INS Form 1-9. We request that you review and become familiar with the contents of the handbook, the confidentiality agreement, the code of conduct, and the I-9 Form.

It is a pleasure to make you this offer to join 3D and we are looking forward to working with you. If the above description agrees with your understanding of our offer, please sign and return a copy of this letter to us. In addition, please sign and return the signature page of the Employee Handbook, the entire Employee Confidentiality Agreement with your signature and address on the last page and your initials on each page, the Code of Employee Conduct, signed with your initials on each page and the completed Form 1-9 with the appropriate document(s).

Sincerely,
3D Systems, Inc.

/s/ Richard D. Balanson

Richard D. Balanson
Executive Vice President,
Engineering and Manufacturing

I accept the above offer and will start to work on   Jan 7, 1997
                                                    --------------------
                                                       Start date

Signed      /s/ Marty McGough               Date  12/13/96
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                               3D SYSTEMS, INC.
                   Relocation Assistance Program & Agreement
                               For Marty McGough
                   Per Offer Letter dated November 19, 1996


Dear Mr. McGough:

Per the attached offer letter to you dated November 19, 1996, 3D Systems, Inc. ("3D") will provide you with a relocation assistance program (the "Relocation Assistance") to cover expenses as outlined below:

1. Commission expense of up to 6% related to selling home in Colorado, plus selling costs such as escrow fees, title policy, documentary stamps, and recording fees, not to exceed $2,500. Selling costs not included are mortgage interest and property tax prorations.

2. Transportation and living costs, not to exceed $15,000, covering you and your family, for the purpose of finding permanent housing in the Grand Junction, CO area.

3. Temporary living costs in the Grand Junction area for lodging and meals, not to exceed $15,000.

4. Usual and customary closing costs (excluding mortgage interest and property tax prorations, repairs and the like) related to the purchase of a home. 3D will pay loan fees up to 2% of the mortgage value.

5. Moving and packing and unpacking of all household effects including fragile packaging using special material, plus the cost of insurance coverage.

6. Miscellaneous actual (out of pocket) expenses, up to a maximum of $5,000, such as charges incurred to connect and disconnect utilities.

7. Taxable relocation reimbursements will be grossed-up to offset federal and state income tax liability.

Any expenses incurred in excess of the above will be your responsibility. Please be aware that the monies paid to you by 3D will be included in your gross wages and subject to appropriate taxation in 1996.

Should you resign from 3D or be discharged for cause within one year from the date of receipt of the Relocation Allowance, the Relocation Allowance would be refundable to the Company and you agree to repay 3D in full.

If you are in agreement with the above, please sign and return a copy of this letter to me.


Sincerely,
3D Systems, Inc.


/s/ Richard D. Balanson

Richard D. Balanson
Executive Vice President

Agreed and Acknowledged:

/s/ Marty McGough                                  12/13/96
------------------------------------  Date: ------------------------
Marty McGough